SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 498 (To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)	Trade Date: 2/6/2006 Issue Date: 2/9/2006

The date of this Pricing Supplement is 2/6/2006

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FWY1	5.550%	03/15/2018	100%	1.750%	Monthly	03/15/06	No	Yes	Callable at 100% on 3/15/2009 and Continuous thereafter with 20 days notice.	647,000	635,677.50	N

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to "ABN AMRO Financial Services, Inc." in the prospectus are amended to read "LaSalle Financial Services Inc.".

Effective June 30, 2005, Bear, Stearns & Co. was added as a selling agent under the SLM EdNotes program.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.